June 9, 2006

Affiliated Computer Services, Inc.
2828 North Haskell
Dallas, Texas 75204

Ladies and Gentlemen:

We are pleased that Affiliated Computer Services, Inc. (the “Company”) has chosen to engage RSCP Holdings, LLC dba Rich Capital, LLC (“Rich Capital”) as its non-exclusive financial adviser in connection with possible acquisitions candidates to be identified by Rich Capital to the company from time to time. We look forward to working with you on this engagement, and have set forth below the agreed upon terms of our engagement.

Scope of Engagement. As we have discussed, in the course of our engagement as your non-exclusive financial adviser, we will perform such financial advisory and investment banking services for the Company in connection with proposed acquisitions candidates to be identified by Rich Capital from time to time as are customary and appropriate in arrangements of this type and as you reasonably request commensurate with the retainer described below. We understand that any acquisition candidate which may be identified by Rich Capital to the Company must fit the Company’s established metrics, protocols and needs and that the Company shall have the right to reject any such acquisition for any reason whatsoever.

Fees. For our services hereunder, the Company will pay to Rich Capital an initial retainer of $62,500 upon the execution of this engagement letter. Thereafter, the Company shall pay Rich Capital (seven (7) retainer payments of $62,500 each on the following dates: September 1, 2006; December 1, 2006; March 1, 2007; June 1, 2007; September 1, 2007; December 1, 2007 and March 1, 2008.. Rich Capital and the Company must agree upon transaction specific compensation on a case by case basis, with any such agreement to be contemporaneously evidenced in writing. In the absence of a confirmed fee arrangement with respect to a particular acquisition candidate, the parties agree that no fee shall be due and payable by the Company to Rich Capital in respect thereof.

Certain Acknowledgments. The Company acknowledges that Rich Capital has been retained hereunder solely as an adviser to the Company, and not as an adviser to any other person, and that the Company’s engagement of Rich Capital is as an independent contractor and not in any other capacity including as a fiduciary or agent. Rich Capital will hold in confidence the affairs of the Company and will not use confidential information obtained from the Company except in connection with our services to, and our relationship with, the Company. Nevertheless, we will be free to disclose in any manner confidential information obtained from the Company to the extent that such disclosure (a) has been consented to in writing by the Company, or (b) is required by law, regulation, regulatory authority or other applicable judicial or governmental order.

Termination of Engagement. Rich Capital’s engagement will commence on the date hereof and will continue through May 31, 2008, unless extended by mutual written consent or earlier terminated as provided below. Either the Company or Rich Capital may terminate this agreement, with by giving written notice to the other party if the other party materially breaches this agreement and fails to cure such breach within thirty (3) days following such party’s receipt of written notice of the material breach; provided, however, that no such expiration or termination will affect the matters set out in this section or under the captions “Certain Acknowledgements” and “Miscellaneous.” It is expressly agreed that following the expiration or termination of this agreement, Rich Capital will continue to be entitled to receive any previously agreed upon fees earned by Rich Capital as described above in “Fees” or other written agreements. It is also expressly agreed that, if a particular acquisition for which the Company and Rich Capital have agreed upon a specific transaction fee is consummated within twelve (12) months after the date of expiration or termination of this agreement, Rich Capital shall be entitled to its full fee as described in such agreement.

Miscellaneous. This agreement is governed by the laws of the State of Texas, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and Rich Capital and their respective successors and assigns. The Company and Rich Capital agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by Rich Capital hereunder. The Company and Rich Capital also hereby submit to the jurisdiction of the courts of the State of Texas in any proceeding arising out of or relating to this agreement, including federal district courts located in such state, agree not to commence any suit, action or proceeding relating thereto except in such courts, and waive, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

We are delighted to accept this engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

RICH CAPITAL, LLC

By: /s/ Jeff Rich
Jeff Rich
Chief Executive Officer

Accepted and agreed to as of
the date set forth above:

AFFILIATED COMPUTER SERVICES, INC.

By:/s/ John H. Rexford
John H. Rexford
Executive Vice President